Exhibit 5.1

Goodwin Procter LLP Counselors at Law
Three Embarcadero Center,
24th Floor
San Francisco, CA 94111
T: 415.733.6000
F: 415.677.9041

April 15, 2009
AVANIR Pharmaceuticals, Inc.
101 Enterprise, Suite 300
Aliso Viejo, California 92656

Re:	Post-Effective Amendment No. 1 to Form S-3
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Post-Effective Amendment No. 1 to registration statement on Form S-3, File No. 333-34958 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration by AVANIR Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of 975,000 shares of Common Stock, $0.0001 par value per share (the “Shares”), that may be sold from time to time pursuant to the prospectus contained in the Registration Statement.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP